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  John W. Hlywak, Jr. (Investors)   Scott Soifer      (Media)
  Executive Vice President & CFO    Vice President, Marketing & Development
  IntegraMed America, Inc.          IntegraMed America, Inc.
  (914) 251-4143                    (914) 251-4186
  email:  jhlywak@integramed.com    email:  ssoifer@integramed.com
          ----------------------            ----------------------
  Web Address:  http://www.integramed.com
                -------------------------


               IntegraMed America To Present At Dutton Associates'
          "Recognizing Opportunity" Health Sciences Smallcap Conference
                    In San Francisco, Wednesday, May 31, 2006


Purchase, NY, May 24, 2006 -- IntegraMed America, Inc. (Nasdaq: INMD) today announced that Jay Higham, President and Chief Executive Officer will present at Dutton Associates' "Recognizing Opportunity" Health Sciences SmallCap Conference. Mr. Higham, along with a select group of emerging growth healthcare, healthcare services, biotechnology, medical devices, and pharmaceutical companies will update investment professionals on business activities, trends and current developments.

The conference will take place at St. Regis Hotel in San Francisco on Wednesday, May 31 from 7:45 a.m. to 5 p.m. Mr. Higham will make one ten-minute presentation in the morning, which will be webcast and available on May 31, 2006 and thereafter on www.jmdutton.com. In the afternoon, Mr. Higham will present to small, informal groups of investment professionals during two break-out sessions. For more conference information and registration, visit www.jmdutton.com.

About IntegraMed America, Inc.

IntegraMed, based in Purchase, NY offers products and services to patients, providers and payers focused on the $3 billion fertility industry. IntegraMed provides business services to a national network of fertility centers, distributes pharmaceutical products and treatment financing programs directly to consumers and operates http://www.integramed.com, a leading fertility portal.


About Dutton Associates
Dutton Associates, an international issuer-paid equity research firm, offers independent, fundamental research on over 120 small cap public companies. The company's 29 analysts are primarily CFA charterholders with, on average, over 20 years of experience at the major securities firms, provide research coverage on over 130 companies. For more information, visit www.jmdutton.com.


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Forward-Looking Statements

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant business service contract(s); profitability at Reproductive Science Centers serviced by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission. All information in this press release is as of May 24, 2006 and IntegraMed undertakes no duty to update this information.


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